EXHIBIT 4

CERTAIN INFORMATION ABOUT
THE EXECUTIVE OFFICERS AND DIRECTORS OF DUST BOWL CAPITAL, LLC

Set forth below is certain information with respect to each executive officer and director of Dust Bowl, including name, present principal occupation or employment, and the name, principal business, and address of any corporation or other organization in which such employment is conducted. Each natural person listed below is a citizen of the United States.

Name	Principal occupation or employment	Business Address
Wittrock, Joseph W.	President of Dust Bowl Capital, LLC	One Security Benefit Place, Topeka, KS 66636
Carroll, Justin	Senior Vice President and Secretary of Dust Bowl Capital, LLC	One Security Benefit Place, Topeka, KS 66636
Wolff, Douglas G.	Senior Vice President of Dust Bowl Capital, LLC	One Security Benefit Place, Topeka, KS 66636
Guo, Rui	Vice President of Dust Bowl Capital, LLC	One Security Benefit Place, Topeka, KS 66636
Erlbacher, Jilliane	Vice President and Assistant Treasurer of Dust Bowl Capital, LLC	One Security Benefit Place, Topeka, KS 66636
Mahna, Shali	Assistant Vice President and Assistant Secretary of Dust Bowl Capital, LLC	One Security Benefit Place, Topeka, KS 66636
Young, Lisa M.	Vice President and Treasurer of Dust Bowl Capital, LLC	One Security Benefit Place, Topeka, KS 66636